Exhibit 4.2

Okeanis Eco Tankers Corp.
Application Agreement (Offering 18 November 2025)	Fearnley Securities AS Clarksons Securities AS

General Information: Okeanis Eco Tankers Corp., a corporation incorporated under the laws of the Republic of Marshall Islands (registration number 96382, LEI code 213800U35RCYXTKVEM65) (the “Company” or the “Issuer”), with shares that are primarily listed on the New York Stock Exchange under the trading symbol “ECO” and registered under SEDOL BLR8SN2, and secondary listed on Euronext Oslo Børs under the trading symbol “OET” and registered under ISIN MHY641771016, intends to offer new common shares in the Company, each with a par value of USD 0.001 (the “Offer Shares”) to raise gross proceeds of approximately USD 100 million (the “Offering”).

Offer price: The offering price per Offer Share will be determined in USD on the basis of an accelerated bookbuilding process (the “Offer Price”). The final number of Offer Shares to be issued will be determined by the Company’s board of directors or a committee thereof (the “Board”) on the basis of the bookbuilding process, in consultation with the Managers (as defined below).

The Managers: The Company has appointed Fearnley Securities AS as global coordinator and joint bookrunner, and Clarksons Securities AS as joint bookrunner (collectively referred to as the “Managers”) in the Offering.

Use of Proceeds: The Company intends to use the net proceeds from the Offer Shares to partly finance the acquisition of two Suezmax tanker newbuilding resales, both expected for delivery during January 2026, to be acquired from unrelated third parties for an agreed price of USD 97 million per vessel when delivered (the “Vessel Acquisitions”), subject to, inter alia, successful completion of the Offering. If one or both of the Vessel Acquisitions does not consummate, the net proceeds from the Offering may be used for general corporate purposes.

Documentation: The principal terms and conditions of the Offering are set out in the term sheet (the “Term Sheet”), which is circulated together with this application agreement (including Exhibit I) (the “Application Agreement”), and in a preliminary prospectus supplement dated 18 November 2025 (and the documents incorporated by reference therein (the “Prospectus Supplement”)). The Term Sheet and the Prospectus Supplement shall together constitute the “Investor Documentation”. The applicant (the “Applicant”) hereby acknowledges to have received and accepted the terms set out in the Investor Documentation and that the application and subscription is subject to the terms set out therein and in this Application Agreement.

Investors are deemed to have access to information about the Company that is publicly available, including financial information and other relevant information about the Company, stock exchange announcements, periodic reports (including the Company’s latest interim report for the nine months period ended 30 September 2025) and other filings to the date hereof, as available on the Company’s web site or made available through the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov and the Oslo Stock Exchange’s information system www.newsweb.no. Information on or accessed through these websites does not constitute a part of the Investor Documentation and, unless specifically stated otherwise, is not incorporated by reference therein or herein.

The Prospectus Supplement has been filed with the SEC under its shelf registration statement on Form F-3 (File No. 333-287032) in connection with the Offering and may be obtained at www.sec.gov. The Company plans to file a final prospectus supplement with the SEC under Rule 424(b) under the U.S. Securities Act of 1933 in connection with the Offering (the “Final Prospectus Supplement”).

Limitation of liability: The Managers disclaim any liability, to the fullest extent permitted, for the accuracy or completeness of the information in the Investor Documentation. Further, the Managers disclaim any liability for all other information (whether written or oral) concerning the Company, the Offer Shares or the Offering, irrespective of whether such information was received through the Managers, the Company or otherwise, all to the extent legally permissible. Notwithstanding the above, if the Applicant has received information from the Company or the Managers for the purposes of conducting its own due diligence investigations, the Applicant accepts that all information set out in the Investor Documentation is, to the fullest extent permitted by law, provided on a strictly non-reliance basis. By signing this Application Agreement or by making an application for the Offer Shares on the basis of this Application Agreement, the Applicant warrants that it understands and accepts that it is applying for the Offer Shares and participating in the Offering on these terms and conditions and that the Applicant has not been induced to enter into this Application Agreement by any representation, warranty or undertaking by any of the aforementioned.

Conditionality of the Offering: The completion of the Offering by delivery of Offer Shares to Applicants is subject to (i) all necessary corporate resolutions of the Company required to implement the Offering being validly made, including without limitation, the Board approving the allocation and issuance of Offer Shares, (ii) the issuance of relevant documents and legal opinions for the issuance of the Offer Shares as required in the engagement letter entered into by the Managers and the Company, unless waived by the Managers, and (iii) the agreements for the Vessel Acquisitions remaining in full force and effect at the time of settlement of the Offer Shares. The completion of the Offering is not conditional upon the completion of the Vessel Acquisitions. Items (i) to (iii) in the foregoing are referred to as the “Conditions”. Up until notice of allocation of Offer Shares in accordance with this Application Agreement, the Offering may be cancelled by the Company in its sole discretion for any reason. Neither the Managers nor the Company will be liable for any losses if the Offering is cancelled, irrespective of the reason for such cancellation.

Minimum subscription and allocation: The minimum subscription and allocation amount in the Offering will be a number of Offer Shares corresponding to the USD equivalent of EUR 100,000. The Company may, at its sole discretion, allocate Offer Shares for an amount below EUR 100,000 to the extent exemptions from relevant prospectus requirement pursuant to Regulation (EU) 2017/1129 on prospectuses for securities (the “EU Prospectus Regulation”) as well as the UK Prospectus Regulation (as defined in the below), are available.

Application procedure: Applications will take place from and including 18 November 2025 at 22:00 hours CET to and including 19 November 2025 at 11:00 hours CET (the “Application Period”). The Company reserves the right, at its own discretion, to close or extend the Application Period at any time and for any reasons and on short notice. If the Application Period is shortened or extended, the other dates referred to herein may be amended accordingly.

To facilitate an efficient bookbuilding process, a trading halt will be imposed in the Company’s shares that are trading on Euronext Oslo Børs throughout the bookbuilding period and until final results have been announced, expected no later than 13:00 CET on 19 November 2025.

Okeanis Eco Tankers Corp. – Application From – Offering

By executing this Application Agreement, or by placing an application by taped phone, email, the messenger service of Bloomberg or any other electronic communication as further described below, the Applicant irrevocably confirms the Applicant’s request to subscribe for the number of Offer Shares at the amount(s) specified by such Applicant on the terms included in the Investor Documentation, and authorizes and instructs the Managers or its appointed representative, each acting alone, to subscribe for the number of Offer Shares allocated to the Applicant in the Offering (the “Allocated Shares”) on behalf of the Applicant. If no price limit is stated, no price limit will apply and the application will be considered as an application for the stated number of Offer Shares or the stated amount at any final Offer Price.

This Application Agreement, duly signed, valid and binding on the Applicant, must be received by one of the Managers by the end of the Application Period. The Applicant bears the risk of any delays, unavailable digital systems and channels and any other technical problems. The Applicant is furthermore responsible for the correctness of the information provided by the Applicant in this Application Agreement. However, the Managers may, in their sole discretion, accept applications placed by taped phone, e-mail, on Bloomberg or otherwise within the Application Period (but may request that the application is subsequently confirmed by the execution of an Application Agreement in writing, and may, if the Applicant fails to satisfy such requirement, in their sole discretion, disregard the application, without any liability towards the Applicant). Any application received by a Manager (whether in writing (through email, Bloomberg or otherwise) or by taped phone) becomes binding at the end of the Application Period and may not be withdrawn or amended after such time.

ANY APPLICATION PLACED BY TAPED PHONE, E-MAIL, ON BLOOMBERG OR OTHERWISE WILL BE DEEMED MADE ON THE TERMS AND SUBJECT TO THE CONDITIONS SET OUT IN THIS APPLICATION AGREEMENT (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EXHIBIT I).

Allocation of Offer Shares: Notification of allocation and payment instruction (the “Notification”) will be sent to the Applicant by the Managers on or about 19 November 2025, subject to any shortening or extensions of the Application Period. The allocation of Offer Shares will be made at the discretion of the Board in consultation with the Managers. The Board will focus on criteria such as (but not limited to) existing ownership, pre-commitments and indications from the pre-sounding phase of the Offering, timeliness of the application, price leadership, relative order size, sector knowledge, perceived investor quality and investment horizon. The Board, in consultation with the Managers, further reserve the right, at their sole discretion, to take into account the creditworthiness of any applicant. The Company may, at its sole discretion, set a maximum allocation to any Applicant as well as reject or reduce any application in whole or in part. There is no guarantee that any Applicant will be allocated Offer Shares. Allocation of Offer Shares totalling a lower amount than applied for does not affect the Applicant’s obligation to subscribe and pay for the Offer Shares allotted.

Settlement: The date for settlement of the Offering is expected to be on or about 21 November 2025 (the “Settlement Date”), subject to any shortening or extensions of the Application Period, and any further settlement details will be stated in the Notification. The Applicant shall pay the subscription amount (being the number of Allocated Shares multiplied with the Offer Price) in accordance with the procedures set out herein and in the Notification. The Managers assumes no responsibility for the delivery and payment obligations of the Company and Applicant respectively. The Allocated Shares will be delivered to the Applicant through The Depository Trust Company (the “DTC”) on a delivery versus payment (DVP, T+2) basis as soon as practicable after the Conditions have been met. The Offer Shares will be available for trading on the New York Stock Exchange once the Offer Shares have been issued and delivered in the DTC and settlement has taken place. To the extent the subscription amount for the Allocated Shares is payable or paid by the Applicant to an interim account of the Managers, the Applicant irrevocably authorizes and instructs the Managers or its appointed representative, each acting alone, to release such amount to the Company.

DTC account: Any allocation of Offer Shares is conditional upon the Applicant holding a DTC brokerage account. The DTC brokerage account details must be stated in this Application Agreement. Applicants who are unable, or do not wish, to take delivery of Offer Shares in the DTC should contact the Managers to discuss alternative arrangements for delivery of Offer Shares in Euronext Securities Oslo (VPS).

Confidentiality: The offer to subscribe for Offer Shares in the Offering is personal and cannot be forwarded or made known to any third party. The Applicant hereby undertakes to keep the contents of this Application Agreement and any information made available pursuant to it confidential, including, but not limited to, the fact that any agreement has been entered into until the completion of the Offering has been resolved and publicly announced by the Company, with the exemption for disclosure to applicable authorities as required by law. The Applicant hereby authorises the Managers to produce this Application Agreement or a copy hereof to any party in any administrative or legal proceedings or official inquiry with respect to matters covered hereby in connection with the Offering, to the extent required by law. The Applicant further acknowledges that a form of this Application Agreement will be filed with the SEC, subject to completion of the Offering.

Confirmations: The Applicant, by applying for Offer Shares and thereby accepting the terms of this Application Agreement (including Exhibit I) confirms its request to purchase and pay for the allocated and subscribed number of Offer Shares and further confirms that:

(i)	It acknowledges and accepts that the Managers have relied on information and certain confirmations from the Company and its advisers and auditors.

(ii)	It has made its own assessment of the Company, the Offer Shares and the terms of the Offering based only on the Investor Documentation and such information as is publicly available, including the Company’s financial statements, and, to the extent deemed necessary by the Applicant, having consulted with its own independent advisors, the Applicant has satisfied itself concerning the relevant tax, legal, currency and other economic considerations relating to its investment in the Offer Shares. If the Applicant has had any questions regarding the Company or the Offer Shares, the Applicant has asked these questions and has received satisfactory answers from representatives of the Company. The Applicant has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by the Company, the Managers or any of their respective affiliates, or any person acting on their behalf.

(iii)	It has either:

a.	received, reviewed and understood the Investor Documentation, including the important information, disclaimers and risk factors described therein (or incorporated by reference) as well as other legal matters as described (or incorporated by reference) in the Investor Documentation; or

b.	received the Investor Documentation, but decided, at its own risk, that such review would not be required.

(iv)	It has had access to such financial and other information concerning the Company and the Offer Shares as the Applicant has deemed necessary in connection with the application for, and subscription of, the Offer Shares and has made such investigation with respect thereto as it deems necessary.

Okeanis Eco Tankers Corp. – Application From – Offering

(v)	Other than as set out in the Investor Documentation (for which the Company alone is responsible, except for “Plan of Distribution” thereunder), it has not relied on representations, express or implied, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any representative of the Company or the Managers or any of their respective affiliates.

(vi)	It has sufficient knowledge, sophistication and experience in financial and business matters to be capable of evaluating the merits and risks of an investment decision in the Company by applying for and purchasing Offer Shares, and the Applicant is able to bear the economic risk, and to withstand a complete loss of an investment in the Offer Shares.

(vii)	It acknowledges and accepts that an investment in the Offer Shares is made solely at the Applicant’s own risk.

(viii)	Other than the Prospectus Supplement and the Final Prospectus Supplement, no prospectus, or other document providing a similar level of disclosure, in accordance with the Norwegian Securities Trading Act and/or the EU Prospectus Regulation has been prepared or will be prepared in connection with the Offering.

(ix)	It acknowledges and accepts that the Managers have entered into agreements with the Company pursuant to which it will receive a placing fee for providing services in connection with the Offering.

(x)	The Applicant acknowledges and agrees that, to the extent that the Managers do not take title to the securities, (a) the Managers are acting solely as placement agents and not as initial purchasers or underwriters and (b) that the Managers have not rendered any services in connection with which the Managers are deemed to take title to the securities, even momentarily, in connection with the Offering. For the avoidance of doubt, the Applicant acknowledges and agrees to the preceding sentence notwithstanding that the Managers, or any affiliate through which the Managers may be acting, may, but need not, act in an additional administrative capacity in connection with the settlement of the Offering (for example, as settlement agent). In such instances, the Applicant agrees that it will not claim that the Managers have acted as initial purchaser or underwriter, or has rendered any services in connection with which the Managers are deemed to take title to the securities, even momentarily, in connection with the Offering.

(xi)	The Applicant is not subscribing for or purchasing Offer Shares, neither on the Applicant’s own account nor for the account of others, in contradiction to the selling and transfer restrictions described in this Application Agreement, including Exhibit I.

(xii)	It accepts that the Managers disclaim any liability, to the fullest extent permitted, for the accuracy or completeness of the information in the Investor Documentation, and that the Managers disclaim any liability for all other information (whether written or oral) concerning the Company, the Offer Shares or the Offering, irrespective of whether such information was received through the Managers, the Company or otherwise, all to the extent legally permissible.

(xiii)	All commitments, acceptances, confirmations, representations, warranties and undertakings given by the Applicant pursuant to this Application Agreement are given for the benefit of the Company and the Managers and may be enforced against the Applicant by each of the Company and the Managers.

(xiv)	It (either on the Applicant’s own account or for the account of others) is able to lawfully participate in the Offering and subscribe for the Offer Shares.

(xv)	For Applicants who are US investors: The Applicant understands and agrees that it will acquire the Offer Shares either directly through a Managers’ U.S. subsidiary or affiliate, a U.S. registered broker-dealer owned or controlled by or affiliated with such Manager, or through a Manager pursuant to its chaperoning arrangement with its respective U.S. broker dealer subsidiary or affiliate in accordance with Rule 15a-6 under the U.S. Securities Exchange Act of 1934. The Applicant irrevocably authorizes the Company and/or the Managers to produce this Application Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

[SPECIFICATION OF APPLICATION FOLLOWS ON THE NEXT PAGE]

Okeanis Eco Tankers Corp. – Application From – Offering

SPECIFICATION OF APPLICATION

Please specify the number of Offer Shares or USD amount applied for, subject to the price limitations set forth below. If no specification is given below, the “no price limit” option will apply. Please state clearly whether the Application is in number of Offer Shares or amount.

Offer price per share:	Number of shares or USD amount applied for at the stated price limitations:	For the use of the Managers
From USD _____ up to and including USD _____
From USD _____ up to and including USD _____
From USD _____ up to and including USD _____
No price limit

INFORMATION ON THE APPLICANT – ALL FIELDS MUST BE COMPLETED

In order to deliver the Offer Shares to the Applicant’s DTC brokerage account or the DTC brokerage account of a designee, the below fields must be correctly completed. For the avoidance of doubt, a designee must qualify as an “Affiliate”1 or “Related Fund”2 of the Applicant in order to receive the Offer Shares in the DTC.

Name of the Applicant
DTC Participant Name
DTC Participant Number
DTC Account Number
Legal Entity Identifier (“LEI”) / National Client Identifier (“NID”)

The Company and the Managers have the right to disregard the application, without any liability towards the Applicant, if any compulsory information requested in this Application Agreement is not provided. Notwithstanding the aforementioned, any compulsory information is not filled in by the Applicant, the Company and the Managers reserve the right to obtain such information through publicly available sources and use such information in this Application Agreement.

Please note: If this Application Agreement is sent to the Managers by e-mail, the e-mail will be unsecured unless the Applicant itself takes measures to secure it. This Application Agreement may contain sensitive information, and the Managers recommend the Applicant to send this Application Agreement to the Managers in a secured e-mail. Please refer to Exhibit I for further information on the Managers’ processing of personal data.

The Applicant hereby acknowledges to have received and accepted the terms set out in this Application Agreement (including Exhibit I) and that the application and subscription is subject to the terms set out herein.

Application date and place	Binding signature The Applicant must have legal capacity. When signing by authorisation, documentation in form of company certificate or power of attorney must be enclosed

[1]	For the purpose of this specification of application to the Application agreement, “Affiliate” shall mean, with respect to any person, any other person controlled by, controlling or under common control with such person and shall also include any “Related Fund” of such person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).
[2]	For the purpose of this specification of application to the Application agreement, “Related Fund” shall mean, with respect to any person, any fund, account or investment vehicle that is controlled or managed by (a) such person, (b) an “Affiliate” of such person or (c) the same investment manager, advisor or subadvisor as such person or an “Affiliate” of such investment manager, advisor or subadvisor.

Okeanis Eco Tankers Corp. – Application From – Offering

EXHIBIT I

Terms and conditions of application

Selling and transfer restrictions:

General: This Application Agreement does not constitute an offer to sell or a solicitation of an offer to buy Offer Shares in any jurisdiction in which such offer or solicitation is unlawful or where this would require registration, publication of a prospectus or similar action.

No EEA or UK prospectus: The Investor Documentation or any other material related to the Offer Shares does not constitute or form part of a prospectus within the meaning of the EU Prospectus Regulation, as implemented in any member state of the European Economic Area (the “EEA”) (each, a “Relevant Member State”) and the United Kingdom. The expression “EU Prospectus Regulation” means in relation to the EU/EEA Regulation (EU) 2017/1129 (and amendments thereto) and in relation to the United Kingdom the Regulation (EU) 2017/1129 as it forms part of the United Kingdom (“UK”) domestic law by virtue of the European Union Withdrawal Act 2018 (the “UK Prospectus Regulation”) and includes any relevant implementing measure in each Relevant Member State. The Investor Documentation or any other material related to the Offer Shares has therefore not been, and will not be, reviewed by or registered with the Financial Supervisory Authority of Norway (No. Finanstilsynet) or any other regulator or public authority. Accordingly, the Offer Shares will only be offered or sold within the EEA in reliance on applicable exemptions from preparing a prospectus pursuant to the EU Prospectus Regulation and in the United Kingdom according to applicable exemptions under the UK Prospectus Regulation, together with any connected legislation for member states of the EEA or the UK, as applicable.

United Kingdom: Each UK Applicant confirms that it understands that the Offering has only been communicated (a) to persons who have professional experience, knowledge and expertise in matters relating to investments and are “investment professionals” for the purposes of article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons being referred to as “relevant persons”) and (b) only in circumstances where, in accordance with section 86(1)(c) and (d) of the Financial and Services Markets Act 2000 (“FSMA”), the requirement to provide an approved prospectus in accordance with the requirement under section 85 FSMA does not apply as the minimum denomination of and purchase of the Offer Shares exceeds EUR 100,000 or an equivalent amount. Consequently, the Applicant understands that the Offer Shares may be offered only to “qualified investors” for the purposes of sections 86(1) and 86(7) FSMA, or to limited numbers of UK investors, or only where minima are placed on the consideration or denomination of securities that can be made available. Any application or purchase of Offer Shares is available only to relevant persons and will be engaged in only with relevant persons and each UK Applicant warrants that it is a relevant person.

Canada: The distribution of the Offer Shares in Canada is being made only on a private-placement basis, thus exempting it from the requirement that the Company prepare and file a prospectus with the applicable securities regulatory authorities. The Offer Shares are being offered in those jurisdictions and to those persons where and to whom they may lawfully be offered for sale, and therein only by persons permitted to sell such securities. Each Canadian purchaser who purchases Offer Shares must be entitled under applicable securities laws to purchase such securities without the benefit of a prospectus qualified under such securities laws; must be an “accredited investor” within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions and purchasing the Offer Shares as principal or deemed principal for its own account; and must be a “permitted client” within the meaning of National Instrument 31-103 – Registration Requirements and Exemptions. There is currently no public market for the Offer Shares in Canada and any resale of the Offer Shares in Canada must be made in accordance with applicable securities laws.

Australia and Japan: The Offer Shares will not be registered under the applicable securities laws of Australia or Japan and may not be offered, sold, resold or delivered, directly or indirectly, in or into Australia or Japan except pursuant to an applicable exemption from applicable securities laws.

Switzerland: The Offering is not intended to constitute, and does not constitute, an offer to the public or solicitation to purchase or invest in the Offer Shares. The Offer Shares may not be publicly offered, sold or marketed, directly or indirectly, in or into Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), except under the following exemptions under the FinSA: (i) to any investor that qualifies as a professional client within the meaning of the FinSA; (ii) in any other circumstances falling within Article 36 FinSA, provided, in each case, that no such offer of Offer Shares referred to in (i) and (ii) shall require the publication of a prospectus for offers of Offer Shares pursuant to the FinSA. The Offer Shares have not been and will not be admitted to trading on any trading venue in Switzerland. Neither the Investor Documentation nor any other marketing or offering material relating to the Offer Shares constitutes a prospectus within the meaning of the FinSA, and has not been, and will not be, filed with, or reviewed or approved by, a Swiss review authority, and does not comply with the disclosure requirements applicable to a prospectus within the meaning of the FinSA. Neither this Investor Documentation nor any other offering or marketing material relating to the Offer Shares may be distributed or otherwise made available in Switzerland in a manner which would require the publication of a prospectus in Switzerland pursuant to the FinSA.

Regulatory issues: The Managers are required to categorize all new clients in one of three categories: Eligible counterparties, professional, and retail clients. All Applicants who are not existing clients of a Manager will be categorized as retail unless otherwise is communicated in writing by the relevant Manager. For further information, the Applicant may contact the relevant Manager. The Managers will treat the Application as an execution only instruction from the Applicant to apply for Offer Shares under the offer and hence the Managers will not determine whether the Application for Offer Shares is suitable or not for the Applicant.

Personal data: The Applicant’s personal data will be processed confidentially and according to legal obligations. Personal data will only be shared as far as necessary to fulfil this agreement/transaction. Supplementary information on processing of personal data and the Applicants’ rights can be found on the Managers’ websites.

Managers’ consideration: The Managers will, subject to completion of the Offering, receive consideration from the Company for carrying out their assignment as Managers in line with market practice.

Legal Entity Identifier (“LEI”) and National Client Identifier (“NID”): Applicants that are legal entities are required to submit a LEI. A LEI is a 20-digit, alpha-numeric code that enables clear and unique identification of legal entities participating in financial transactions. LEIs, like other identifiers, are needed by the Managers to fulfil certain reporting obligations under financial regulations and directives. LEIs are also key for matching and aggregating market data, both for transparency and regulatory purposes. The code is linked to a set of key reference information relating to the legal entity in question e.g., name and address. Once a legal entity obtains a LEI code, the code is assigned to that legal entity for its entire life. A LEI number may be obtained by contacting the preferred LEI issuing organisation (LEI issuer, also known as Local Operating Unit). The list of LEI issuers is available on the Global LEI Foundation (GLEIF) website https://www.gleif.org/en/.

Applicants that are natural persons are required to submit their NID. The appropriate form of NID will depend on the home country of the Applicant. An exhaustive list of countries and corresponding form of NID is set out in Annex 2 of Commission Delegated Regulation 2017/590.

Okeanis Eco Tankers Corp. – Application From – Offering

Information exchange and barriers: The Applicant acknowledges that there is a duty of secrecy between the different units of a Manager as well as between a Manager and the other entities in such Manager’s group. This may entail that other employees of a Manager or a Manager’s group may have information that may be relevant to the Applicant, but which a Manager will not have access to in its capacity as Manager for the Offering. The Managers are part of securities firms that offer a broad range of investment services. In order to ensure that assignments undertaken in certain departments are kept confidential, the other activities, including analysis and stock broking, are separated from the respective departments by information walls. The Applicant acknowledges that the analysis and stock broking activity within the securities firms may conflict with the Applicant’s interests with regard to transactions in the Offer Shares as a consequence of such information walls.

Mandatory anti-money laundering procedures: The Offering is subject to applicable anti-money laundering legislation, including the Norwegian Money Laundering Act of 1 June 2018 no. 23 and the Norwegian Money Laundering Regulation of 14 September 2018 no. 1324 (collectively the “Anti-Money Laundering Legislation”). Applicants who are not currently registered as customers of a Manager may, if applicable, be subject to customer due diligence measures (“KYC”) to comply with Anti-Money Laundering Legislation. Applicants who have not completed the required KYC (if any) prior to the expiry of the Application Period may not be allocated Offer Shares.

Commission: It is not allowed to apply or subscribe for Offer Shares by commission or similar arrangements.

Cancellation: The Applicant acknowledges that the Offering will be cancelled if the Conditions are not fulfilled and may be cancelled and/or modified by the Company in its sole discretion for any other reason. The Managers will not be liable for any losses if the Offering is cancelled, irrespective of the reason for such cancellation.

Relation to law, regulations and by-laws: The Applicant has full power and authority to execute and deliver this Application Agreement and to approve these terms and conditions and to apply and subscribe for the Offer Shares and is authorised to pay all amounts it has committed to pay subject to the satisfaction of the terms stated herein for completion of the Offering. The execution and delivery of this Application Agreement has been authorised by all necessary action by the Applicant or on the Applicant’s behalf, and this Application Agreement shall constitute valid and binding obligations, enforceable against the Applicant in accordance with its terms. The Applicant bears the full risk for its legal ability to apply for, purchase for and own shares in the Company, and its monetary liability under this undertaking will not cease to be effective in the event that subscription and ownership of the Offer Shares would be illegal due to applicable statutory law and regulations. In such event, the Applicant shall fulfil the payment obligations that have been effected and will designate a third party to whom the Offer Shares are to be issued.

Subscriptions: The Managers reserve the right to apply for Offer Shares for an amount up to its respective agreed fees payable to the Managers by the Company in connection with the Offering. In the event a Manager applies for Offer Shares, the Company will, in consultation with such Manager, reduce allocations to such Manager in case of over-subscription in the Offering.

Overdue and missing payments: Overdue payments will be charged with interest at the applicable rate under the Norwegian Act on Interest on Overdue Payment of 17 December 1976 No. 100. A defaulting Applicant will be solely responsible for any deficit amount. The Managers reserve the right to advance payment on behalf of Applicants who have not paid for the Offer Shares allocated to the Applicant. A non-paying Applicant will remain fully liable for the subscription amount payable for the Offer Shares allocated to it, irrespective of any payment made on its behalf by a Manager. However, the Managers reserve the right to sell or assume ownership of Offer Shares without further notice to the Applicant in question if payment has not been received. If the Offer Shares are sold on behalf of the Applicant, the Applicant will be liable for any loss, costs, charges and expenses suffered or incurred by a Manager or the Company as a result of or in connection with such Offer Shares.

Target Market: The manufacturer Target Market (MIFID II product governance) for the Offering is non-professional, professional and eligible counterparties (all distribution channels, subject to the distributor’s suitability and appropriateness obligations under MiFID II, as applicable), who; b) have at least a common/normal understanding of the capital markets, c) are able to bear the losses of their invested amount and, d) are willing to accept risks connected with the Offer Shares, and e) have an investment horizon which takes into consideration the liquidity of the shares. The issuer for the Offering has not published sufficient data for the manufacturer to determine whether an investment in the Offering is compatible for investors who have expressed sustainability related objectives with their investments based on that which i) is an environmentally sustainable investment under the EU Taxonomy Regulation, ii) represents a sustainable investment under the SFDR, and/or iii) takes into consideration any Principle Adverse Impacts on sustainably factors as per the SFDR. The negative target market for the Offer Shares are investors that seek full capital protection or full repayment of the amount invested, are fully risk averse/have no risk tolerance or need a fully guaranteed income or fully predictable return profile.

Notwithstanding, and without affecting the manufacturers target market assessment as per the above, the Managers will only allow distribution through their distribution channels to investors who in the EU meet the requirements set out in the manufacturers target market assessment.

For distribution to investors located outside of the EU, distribution of the shares is only allowed to such investors which a) the Managers can approach as per the rules of the jurisdiction in which the investor reside, and b) which can provide adequate confirmations to this effect, and c) which as per minimum meets the requirements of the manufacturers target market assessment.

Third party rights: The terms and obligations in this Application Agreement are undertaken in favour of both the Company and the Managers in so far as is stipulated herein.

Governing law: The Offering and all related Investor Documentation shall be governed by Norwegian law, and any disputes (whether contractual or non-contractual) which cannot be resolved amicably, shall be referred to the ordinary courts of Norway and the Applicant accepts the non-exclusive jurisdiction of the Oslo District Court (No. Oslo tingrett).

United States: This Offering will be made only by means of the Application Agreement, the Term Sheet and the Prospectus Supplement and the accompanying base prospectus. A Prospectus Supplement related to the Offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the Prospectus Supplement and the accompanying base prospectus may be obtained from contacting Fearnley Securities AS at prospectus@fearnleys.com or Clarksons Securities AS at compliance.oslo@clarksons.com. This Offering will be made pursuant to the Company’s existing shelf registration statement on Form F-3 (Registration No. 333-287032) previously filed with the SEC and declared effective. This Application Agreement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The Company plans to file the Final Prospectus Supplement with the SEC under Rule 424(b) under the U.S. Securities Act of 1933 in connection with the completion of the Offering.